The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-177923

Subject to Completion. Dated November 9, 2012.

Pricing Supplement to the Prospectus dated November 14, 2011, the Prospectus Supplement dated November 14, 2011, the Underlying Supplement No. 1-I dated November 14, 2011 and the Product Supplement No. 4-I dated November 14, 2011 — No.

Medium-Term Notes, Series E
$
Capped Leveraged Buffered Basket-Linked Notes due 2015
(Linked to a Weighted Basket Composed of MSCI EAFE® Index and the iShares MSCI® Emerging Markets Index Fund)

The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (May 15, 2015, subject to adjustment) is based on the performance of a weighted basket composed of the MSCI EAFE® Index and the iShares MSCI® Emerging Markets Index Fund as measured from the initial basket level, which will be the lowest basket closing level during the observation period, to and including the basket closing level on the determination date (May 12, 2015, subject to adjustment). The observation period will consist of each day from and including the trade date (on or about November 12, 2012) to and including January 14, 2013. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

On the stated maturity date, for each $1,000 principal amount note:

•	if the basket return is positive, you will receive an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 1.5 times (c) the basket return, subject to the maximum settlement amount;
•	if the basket return is zero or negative but not below -10.00%, you will receive an amount in cash equal to $1,000; or
•	if the basket return is negative and is below -10.00%, you will receive an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) approximately 1.1111 times (c) the sum of the basket return plus 10.00%. You will receive less than $1,000.

You could lose your entire investment in the notes. A percentage decrease of more than 10.00% between the initial basket level and the final basket level will reduce the payment you will receive, if any, on the stated maturity date below the principal amount of your notes, potentially to $0. Further, the maximum payment that you could receive on the stated maturity date with respect to each $1,000 principal amount note (the minimum denomination) is limited to the maximum settlement amount of between $1,172.50 and $1,195.00 (set on the trade date). In addition, the notes will not pay interest, and no other payments on your notes will be made prior to the stated maturity date.

Your investment in the notes involves certain risks. We encourage you to read “Risk Factors” beginning on page PS-21 of the accompanying product supplement no. 4-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement 1-I and “Selected Risk Factors” on page PS-13 of this pricing supplement so that you may better understand those risks. In particular, assuming no changes in market conditions or our creditworthiness and other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by J.P. Morgan Securities LLC, which we refer to as JPMS, and taking into account our credit spreads) will, and the price you may receive for your notes may, be significantly less than the original issue price. The value or quoted price of your notes at any time will reflect many factors and cannot be predicted; however, the price at which JPMS would initially buy or sell notes (if JPMS makes a market) and the value that the unaffiliated dealer will initially use for account statements and otherwise will significantly exceed the value of your notes using those pricing models. The amount of the excess is currently expected to decline on a straight line basis over the period from the date of this pricing supplement through December 19, 2012.

Original issue date (settlement date): on or about November 19, 2012

Original issue price: % of the principal amount

Underwriting commission/discount: up to 2.15% of the principal amount

Net proceeds to the issuer: % of the principal amount

The original issue price includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-48 of the accompanying product supplement no. 4-I.

JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission not in excess of 2.15% of the principal amount and will sell the notes to an unaffiliated dealer at a discount equal to this commission.

The issue price, fees and commissions and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with fees and commission and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for your notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement, the accompanying product supplement, the accompanying underlying supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

We may use this pricing supplement in the initial sale of the notes. In addition, JPMS or any other affiliate of ours may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless JPMS or its agents inform the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Pricing Supplement dated                     , 2012.

SUMMARY INFORMATION

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4-I dated November 14, 2011 and underlying supplement no. 1-I dated November 14, 2011. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4-I and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●	Product supplement no. 4-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007593/e46160_424b2.pdf
●	Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
●	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
●	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Key Terms

To determine your payment at maturity, the calculation agent will first calculate the percentage increase or decrease in the final basket level (determined on the determination date, subject to adjustment) from the initial basket level, which we refer to as the basket return. The basket return may reflect a positive return or a negative return.

Issuer: JPMorgan Chase & Co.

Basket underliers: the MSCI EAFE® Index (Bloomberg symbol, “MXEA Index”), as maintained by MSCI Inc. (“MSCI”), and the iShares® MSCI Emerging Markets Index Fund (Bloomberg symbol, “EEM UP Equity”)

Principal amount: each note will have a principal amount of $1,000; $ in the aggregate for all the offered notes; the aggregate principal amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement

PS-2

Purchase at amount other than principal amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to the principal amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in the notes will be lower (or higher) than it would have been had you purchased the notes at the principal amount. Also, the stated threshold level would not offer the same benefit to your investment as would be the case if you had purchased the notes at the principal amount. Additionally, the cap level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Selected Risk Factors — If You Purchase Your Notes at a Premium to the Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at the Principal Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” beginning on page PS-15 of this pricing supplement.

Payment on the stated maturity date: for each $1,000 principal amount note, we will pay you on the stated maturity date an amount in cash equal to:

•	if the final basket level is greater than or equal to the cap level (set on the trade date to equal a predetermined percentage of the initial basket level), the maximum settlement amount (set on the trade date, expected to be between $1,172.50 and $1,195.00);
•	if the final basket level is greater than the initial basket level but less than the cap level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside leverage factor of 1.5 times (c) the basket return;
•	if the final basket level is equal to or less than the initial basket level but greater than or equal to 90.00% of the initial basket level (i.e., the threshold level), $1,000; or
•	if the final basket level is less than the threshold level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the downside leverage factor of approximately 1.1111 times (c) the sum of the basket return plus the buffer amount of 10.00%. You will receive less than $1,000.

Base basket level: 100

Initial basket level (to be set at the end of the observation period): notwithstanding anything to the contrary in the accompanying product supplement, the initial basket level will be the lowest basket closing level during the observation period. The accompanying product supplement refers to the initial basket level as the “Starting Basket Level.”

Initial weighted value: the initial weighted value for each of the basket underliers will equal the product of the initial weight of that basket underlier times the base basket level. The initial weight of each basket underlier is shown in the table below:

Basket Underlier	Initial Weight in Basket
MSCI EAFE® Index	60%
iShares® MSCI Emerging Markets Index Fund	40%

Initial MSCI EAFE Index level (to be set on the trade date and will be the closing level of the MSCI EAFE® Index on the trade date):                                 . The accompanying product supplement refers to the initial MSCI EAFE Index level as an “Initial Index Level.”

Initial iShares MSCI Emerging Markets Index Fund level (to be set on the trade date and will be the closing level of the iShares® MSCI Emerging Markets Index Fund on the trade date divided by the share adjustment factor of the iShares® MSCI Emerging Markets Index Fund):                divided by the share adjustment factor of the iShares® MSCI Emerging Markets Index Fund. The accompanying product supplement refers to the initial iShares MSCI Emerging Markets Index Fund level as an “Initial Share Price.”

Share adjustment factor: set initially at 1.0 on the trade date and subject to adjustment upon the occurrence of certain events affecting the iShares® MSCI Emerging Markets Index Fund. See “General

PS-3

Terms of Notes — Additional Fund Provisions — A. Anti-Dilution Adjustments” in the accompanying product supplement no. 4-I for further information.

Final basket level: the basket closing level of the basket on the determination date. The accompanying product supplement refers to the final basket level as the “Ending Basket Level.”

Basket closing level: notwithstanding anything to the contrary in the accompanying product supplement, the basket closing level on any relevant day will be the sum of the following: (i) the closing level of the MSCI EAFE® Index on that day divided by the initial MSCI EAFE Index level, multiplied by the initial weighted value of the MSCI EAFE® Index plus (ii) the closing level of the iShares® MSCI Emerging Markets Index Fund on that day divided by the initial iShares MSCI Emerging Markets Index Fund level, multiplied by the initial weighted value of the iShares® MSCI Emerging Markets Index Fund.

Basket return: the quotient of (i) the final basket level minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage. Because the MSCI EAFE® Index makes up 60% of the basket, we expect that generally the market value of your notes and the payment at maturity will depend significantly on the performance of the MSCI EAFE® Index.

Observation period: each day from and including the trade date to and including January 14, 2013. If the calculation agent determines that a market disruption event occurs with respect to either basket underlier on any day during the observation period or such day is not a trading day, the basket closing level on that day will not be referenced in the determination of the initial basket level.

Upside leverage factor: 1.5

Cap level (equal to a predetermined percentage of the initial basket level to be set on the trade date): expected to be between 111.50% and 113.00% of the initial basket level

Maximum settlement amount (to be set on the trade date): expected to be between $1,172.50 and $1,195.00

Threshold level: 90.00% of the initial basket level

Buffer amount: 10.00%

Downside leverage factor: the quotient of the initial basket level divided by the threshold level, which equals approximately 1.1111

Trade date: on or about November 12, 2012

Original issue date (settlement date): on or about November 19, 2012

Determination date: May 12, 2015, subject to postponement in the event of a market disruption event and as described under “Description of Notes — Postponement of a Determination Date — B. Notes Linked to a Basket” beginning on page PS-19 of the accompanying product supplement

Stated maturity date: May15, 2015, subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity — D. Other Terms” on page PS-16 of the accompanying product supplement. The accompanying product supplement refers to the stated maturity date as the “maturity date.”

No interest: The offered notes will not bear interest.

No listing: The offered notes will not be listed on any securities exchange or interdealer quotation system.

No redemption: The offered notes will not be subject to redemption right or price dependent redemption right.

PS-4

Closing level of the MSCI EAFE® Index: as described under “Description of Notes — Payment at Maturity — C. Determining the Value of the Underlying — 2. The Level of an Index” on page PS-14 of the accompanying product supplement. In certain circumstances, the closing level of the MSCI EAFE® Index will be based on the alternative calculation of the MSCI EAFE® Index described under “Description of Notes — Postponement of a Determination Date — B. Notes Linked to a Basket” beginning on page PS-19 of the accompanying product supplement or “General Terms of Notes — Additional Index Provisions — B. Discontinuation of an Index; Alteration of Method of Calculation” beginning on page PS-66 of the accompanying product supplement. The accompanying product supplement refers to the closing level of the MSCI EAFE® Indexas an “Index closing level.

Closing level of the iShares® MSCI Emerging Markets Index Fund: as described under “Description of Notes — Payment at Maturity — C. Determining the Value of the Underlying — 3. The Price of a Fund” on page PS-15 of the accompanying product supplement. In certain circumstances, the closing level of the iShares® MSCI Emerging Markets Index Fund will be based on the alternative calculation of the iShares® MSCI Emerging Markets Index Fund described under “Description of Notes — Postponement of a Determination Date — B. Notes Linked to a Basket” beginning on page PS-19 of the accompanying product supplement or “General Terms of Notes — Additional Fund Provisions — B. Discontinuation of a Fund; Alternate Calculation of Closing Price and Trading Price” on page PS-70 of the accompanying product supplement. The accompanying product supplement refers to the closing level of the iShares® MSCI Emerging Markets Index Fund as a “closing price.

Business day: as described under “Description of Notes — Payment at Maturity — D. Other Terms” on page PS-16 of the accompanying product supplement

Trading day: as described under “Description of Notes — Payment at Maturity — C. Determining the Value of the Underlying — 2. The Level of an Index” on page PS-14 of the accompanying product supplement

Use of proceeds and hedging: as described under “Use of Proceeds and Hedging” on page PS-48 of the accompanying product supplement no. 4-I

Tax treatment: You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. The notes could be treated in whole or in part as “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). If and to the extent that section applied, any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and an interest charge would apply as if that income had accrued for tax purposes at a constant yield over the notes’ term. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes or, if so, how they would apply. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The Internal Revenue Service (the “IRS”) or a court may not respect the treatment of the notes described above, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of

PS-5

income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including the possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders - Additional Tax Consideration

Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or “deemed paid” after December 31, 2013 under certain financial instruments, if certain other conditions are met. While significant aspects of the application of these proposed regulations to the notes are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations. If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld.

ERISA: as described under “Benefit Plan Investor Considerations” beginning on page PS-86 of the accompanying product supplement no. 4-I

Supplemental plan of distribution: as described under “Plan of Distribution (Conflicts of Interest)” beginning on page PS-77 of the accompanying product supplement no. 4-I; we estimate that our share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $           .

We expect to deliver the notes against payment therefor in New York, New York on or about November 19, 2012, which is the fifth scheduled business day following the date of this pricing supplement and of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes are initially expected to settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

Calculation agent: JPMS

CUSIP no.: 48126DGN3

ISIN no.: US48126DGN30

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

Supplemental Terms of the Notes

For purposes of the notes offered by this pricing supplement, all references to each of the following defined terms used in the accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Pricing Supplement Defined Term
Component	basket underlier
Starting Basket Level	initial basket level

PS-6

Initial Index Level	initial MSCI EAFE Index level
Initial Share Price	initial iShares MSCI Emerging Markets Index Fund level
Ending Basket Level	final basket level
Ending Index Level	final MSCI EAFE Index level
Final Share Price	final iShares MSCI Emerging Markets Index Fund level
Index closing level	closing level
closing price	closing level
Component Weight	initial weight
pricing date	trade date
maturity date	stated maturity date
term sheet	preliminary pricing supplement

In addition, the following terms used in this pricing supplement are not defined with respect to Capped Leveraged Buffered Index-Linked Notes in the accompanying product supplement: base basket level, initial weighted value, observation period, upside leverage factor, maximum settlement amount, threshold level, cap level, buffer amount and downside leverage factor. Accordingly, please refer to “Key Terms” beginning on page PS-2 of this pricing supplement for the definitions of these terms.

PS-7

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical basket closing levels or hypothetical closing levels of the basket underliers, as applicable, on the determination date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of final basket levels that are entirely hypothetical; no one can predict what the basket closing level will be on any day throughout the term of your notes, and no one can predict what the closing levels of the basket underliers will be during the observation period or what the final basket level will be on the determination date. The basket underliers have been highly volatile in the past — meaning that the levels of the basket underliers have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the principal amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below, such as interest rates, the volatility of the basket underliers and our creditworthiness. In addition, assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by JPMS and taking into account our credit spreads) will, and the price you may receive for your notes may, be significantly less than the issue price. For more information on the value of your notes in the secondary market, see “Risk Factors — Risks Relating to the Notes Generally — Secondary Trading May Be Limited” on page PS-27 of the accompanying product supplement no. 4-I, “Selected Risk Factors — Assuming No Changes in Market Conditions or any Other Relevant Factors, the Market Value of Your Notes on the Trade Date (as Determined By Reference to Pricing Models Used By JPMS) Will, and the Price You May Receive for Your Notes May, Be Significantly Less Than the Issue Price” on page PS-14 of this pricing supplement and “Selected Risk Factors — Lack of Liquidity” on page PS-16 of this pricing supplement. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Principal amount	$1,000
Upside leverage factor	1.5
Cap level	111.50% of the initial basket level
Maximum settlement amount	$1,172.50
Threshold level	90.00% of the initial basket level
Downside leverage factor	approximately 1.1111
Buffer amount	10.00%

Neither a market disruption event nor a non-trading day occurs with respect to any basket underlier on the originally scheduled determination date

During the term of the notes, the MSCI EAFE® Index is not discontinued, the method of calculating the MSCI EAFE® Index does not change in a material respect and the MSCI EAFE® Index is not modified so that its level does not, in the opinion of the calculation agent, fairly represent the level of the MSCI EAFE® Index had those modifications not been made

During the term of the notes, the iShares® MSCI Emerging Markets Index Fund is not delisted, liquidated or otherwise terminated, the iShares® MSCI Emerging Markets Index Fund and the MSCI Emerging Markets Index have not been changed in a material respect and the iShares® MSCI Emerging Markets Index Fund has not been otherwise modified so that it does not, in the opinion of the calculation agent, fairly represent the price of the iShares® MSCI Emerging Markets Index Fund had those changes or modifications not been made

PS-8

Notes purchased on original issue date at the principal amount and held to the stated maturity date

Moreover, we have not yet set the initial basket level, the initial MSCI EAFE Index level and the initial iShares MSCI Emerging Markets Index Fund level that will serve as the baselines for determining the basket return and the amount that we will pay on your notes, if any, at maturity. We will not set the initial basket level until the end of the observation period, and we will not set the initial MSCI EAFE Index level, the initial iShares MSCI Emerging Markets Index Fund level and the initial weighted value for each of the basket underliers until the trade date.

For these reasons, the actual performance of the basket over the term of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical level of each basket underlier shown elsewhere in this pricing supplement. For information about the historical levels of each basket underlier during recent periods, see “The Basket and the Basket Underliers — Historical High, Low and Closing Levels of the Index” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the basket underliers between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket underliers.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the principal amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment of maturity of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding principal amount of the offered notes on the stated maturity date would equal 100.000% of the principal amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Payment at Maturity (as Percentage of Principal Amount)
150.000%	117.250%
140.000%	117.250%
130.000%	117.250%
120.000%	117.250%
111.500%	117.250%
110.000%	115.000%
105.000%	107.500%
102.500%	103.750%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
80.000%	88.889%
75.000%	83.333%
50.000%	55.556%
25.000%	27.778%
0.000%	0.000%

If, for example, the final basket level were determined to be 25.000% of the initial basket level, the payment that we would deliver on your notes at maturity would be 27.778% of the principal amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the principal amount and held them to the stated maturity date, you would lose 72.222% of your investment (if you purchased your notes at a premium to principal amount you would lose a correspondingly higher percentage of your investment). In addition, if the final basket level were determined to be 150.000% of the initial basket level, the payment that we would deliver on your notes at

PS-9

maturity would be capped at the maximum settlement amount (expressed as a percentage of the principal amount), or 117.250% of each $1,000 principal amount note, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final basket level over 111.500% of the initial basket level.

The following chart also shows a graphical illustration of the hypothetical payments at maturity (expressed as a percentage of the principal amount of your notes) that we would pay on your notes on the stated maturity date, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of less than 90.000% (the section left of the 90.000% marker on the horizontal axis) would result in a hypothetical payment at maturity of less than 100.000% of the principal amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, would result in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of greater than or equal to 111.500% (the section right of the 111.500% marker on the horizontal axis) would result in a capped return on your investment.

Note Performance
The Underlying Index
117.250%
150
100
50
0
90%
100%
111.50%
0
50
100
150
Hypothetical Payment at Maturity as % of Principal Amount
Hypothetical Final Index Level as a % of Initial Index Level

The following four examples illustrate the hypothetical payment at maturity on each $1,000 principal amount note based on hypothetical final levels of the basket underliers, calculated based on the key terms and assumptions above, as well as assuming an initial basket level of 100. The actual initial basket level will be set at the end of the observation period and will be the lowest basket closing level during the observation period. The levels in Column A represent the hypothetical initial level for each basket underlier, and the levels in Column B represent hypothetical final levels for each basket underlier. The percentages in Column C represent hypothetical final levels for each basket underlier in Column B expressed as percentages of the corresponding hypothetical initial levels in Column A. The amounts in Column D represent the initial weighted values of each basket underlier, and the amounts in Column E represent the products of the percentages in Column C times the corresponding amounts in Column D. The final basket level for each example is shown beneath each example, and will equal the sum of the two products shown in Column E. The basket return for each example is shown beneath the final basket level for such example, and will equal the quotient of (i) the final basket level for such example minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage.

Example 1: The final basket level is greater than the cap level. The payment at maturity will equal the maximum settlement amount.

PS-10

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C × Column D
MSCI EAFE Index	1,531.52	2,297.28	150%	60.00	90.00
iShares® MSCI	41.86	62.79	150%	40.00	60.00
Emerging Markets
Index Fund

Final Basket Level:	150.00
Basket Return:	50.00%

•         In this example, all of the hypothetical final levels for the basket underliers are greater than the applicable hypothetical initial levels, which results in the hypothetical final basket level being greater than the hypothetical initial basket level of 100.00. However, because the hypothetical final basket level of 150.00 exceeds the hypothetical initial basket level by more than the cap level, the hypothetical payment at maturity will equal the maximum settlement amount of $1,172.50.

Example 2: The final basket level is greater than the initial basket level but less than the cap level. The payment at maturity exceeds the $1,000 principal amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C × Column D
MSCI EAFE Index	1,531.52	1,608.10	105%	60.00	63.00
iShares® MSCI	41.86	43.95	105%	40.00	42.00
Emerging Markets
Index Fund

Final Basket Level:	105.00
Basket Return:	5.00%

•         In this example, all of the hypothetical final levels for the basket underliers are greater than the applicable hypothetical initial levels, which results in the hypothetical final basket level being greater than the hypothetical initial basket level of 100.00. Because the hypothetical final basket level of 105.00 exceeds the hypothetical initial basket level but is less than the cap level, the hypothetical payment at maturity will equal:

Payment at maturity = $1,000 + ($1,000 × 150% × 5.00%) = $1,075.00

Example 3: The final basket level is less than the initial basket level but greater than the threshold level. The payment at maturity will equal the $1,000 principal amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C × Column D
MSCI EAFE Index	1,531.52	1,454.94	95%	60.00	57.00
iShares® MSCI	41.86	39.77	95%	40.00	38.00
Emerging Markets
Index Fund

Final Basket Level:	95.00
Basket Return:	-5.00%

•         In this example, all of the hypothetical final levels for the basket underliers are less than the applicable hypothetical initial levels, which results in the hypothetical final basket level being less than the hypothetical initial basket level of 100.00. However, because the hypothetical final basket level of 95.00

PS-11

is not less than the hypothetical threshold level, the hypothetical payment at maturity will equal the $1,000 principal amount.

Example 4: The final basket level is less than the threshold level. The payment at maturity is less than the $1,000 principal amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C × Column D
MSCI EAFE Index	1,531.52	1,148.64	75%	60.00	45.00
iShares® MSCI	41.86	31.40	75%	40.00	30.00
Emerging Markets
Index Fund

Final Basket Level:	75.00
Basket Return:	-25.00%

•         In this example, all of the hypothetical final levels for the basket underliers are less than the applicable hypothetical initial levels, which results in the hypothetical final basket level being less than the hypothetical threshold level. Because the hypothetical final basket level of 75.00 is less than the hypothetical threshold level, the hypothetical payment at maturity will equal:

Payment at maturity = $1,000 + [$1,000 × 1.1111 × (-25.00% + 10.00%)] = $833.33

The payments at maturity shown above are entirely hypothetical; they are based on levels for the basket underliers that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical payments at maturity on notes held to the stated maturity date in the examples above assume you purchased your notes at their principal amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Selected Risk Factors — Many Economic and Market Factors Will Impact the Value of the Notes” on page PS-17 of this pricing supplement.

The hypothetical returns on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower.

We cannot predict the actual final basket level or what the market value of your notes will be on any particular day, nor can we predict the relationship between the level of each basket underlier and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual initial basket level we will set at the end of the observation period, the initial level of each basket underlier, cap level and maximum settlement amount we will set on the trade date and the actual final basket level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table and chart above.

PS-12

Selected Risk Factors

An investment in your notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying product supplement no. 4-I and “Risk Factors” in the accompanying underlying supplement no. 1-I. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks underlying the basket underliers that compose the basket to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

You May Lose Some or All of Your Investment in the Notes

The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the basket and will depend on whether, and the extent to which, the basket return is positive or negative. Your investment will be exposed to loss on a leveraged basis if the final basket level is less than the initial basket level by more than 10%. For every 1% that the final basket level is less than the initial basket level by more than 10%, you will lose an amount equal to approximately 1.1111% of the principal amount of your notes. Accordingly, you could lose some or all of your initial investment at maturity. Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Your Maximum Gain on the Notes Is Limited to the Maximum Settlement Amount

If the final basket level is greater than the initial basket level, for each $1,000 principal amount note, you will receive at maturity a payment that will not exceed the maximum settlement amount, regardless of the appreciation in the basket, which may be significant. Accordingly, the amount payable on your notes may be significantly less than it would have been had you invested directly in the basket underliers. The maximum settlement amount will be set on the trade date and is expected to be between $1,172.50 and $1,195.00 (set on the trade date).

The Initial Basket Level Will Not Be Set Until the End of the Observation Period

Because the initial basket level will be the lowest basket closing level during the observation period, the initial basket level will not be set until the end of the observation period. The observation period includes each day from and including the trade date to and including January 14, 2013. Accordingly, you will not know the initial basket level for a significant period of time after the trade date. There can be no assurance that the basket closing level will decline below the base basket level during the observation period. Furthermore, even if the basket closing level declines below the base basket level during the observation period, there can be no assurance that the final basket level will be greater than the initial basket level so that you earn a positive return on the notes. Your return on the notes may be adversely affected by any decline in the basket closing level after the conclusion of the observation period. In addition, if the calculation agent determines that a market disruption event occurs on any day during the observation period or such day is not a trading day, the basket closing level on that day will not be referenced in the determination of the initial basket level.

The Notes Are Subject to the Credit Risk of JPMorgan Chase & Co.

The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Recent events affecting us have led to heightened regulatory scrutiny, may lead to additional regulatory or legal proceedings against us and may adversely affect our credit ratings and credit spreads and, as a result, the market value of the notes.  See “Executive Overview — Recent Developments,” “Liquidity Risk

PS-13

Management — Credit Ratings,” “Item 4. Controls and Procedures” and “Part II. Other Information — Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

Potential Conflicts of Interest

We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” beginning on page PS-21 of the accompanying product supplement no. 4-I for additional information about these risks.

Assuming No Changes in Market Conditions or any Other Relevant Factors, the Market Value of Your Notes on the Trade Date (as Determined By Reference to Pricing Models Used By JPMS) Will, and the Price You May Receive for Your Notes May, Be Significantly Less Than the Issue Price

The original issue price for your notes, the price at which JPMS would initially buy or sell your notes (if JPMS makes a market, which it is under no obligation to do) and the value that the unaffiliated dealer will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess is currently expected to decline on a straight line basis over the period from the date of this pricing supplement through December 19, 2012. After December 19, 2012, it is currently expected that the price at which JPMS would buy or sell notes will reflect the value determined by reference to the pricing models, plus JPMS’s customary bid and asked spread.

In addition to the factors discussed above, the value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If JPMS makes a market in the notes, the price quoted by JPMS would reflect any changes in market conditions and other relevant factors, including a deterioration in our creditworthiness or perceived creditworthiness whether measured by our credit ratings or other credit measures. These changes may adversely affect the market price of your notes, including the price you may receive for your notes in any market making transaction. To the extent that JPMS makes a market in the notes, it may receive income from the spreads between its bid and offer prices for the notes, if any. The quoted price (and the value of your notes that the unaffiliated dealer will use for account statements or otherwise) could be higher or lower than the original issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by JPMS.

If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by JPMS. You should read “— Many Economic and Market Factors Will Impact the Value of the Notes” on page PS-17 of this pricing supplement.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

There is no assurance that JPMS or any other party will be willing to purchase your notes and, in this regard, JPMS is not obligated to make a market in the notes. See “— Lack of Liquidity” on page PS-16 of this pricing supplement.

We May Sell an Additional Aggregate Principal Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate principal amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

PS-14

If You Purchase Your Notes at a Premium to the Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at the Principal Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The amount you will be paid for your notes on the stated maturity date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the principal amount of the notes, then the return on your investment in the notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at the principal amount. If you purchase your notes at a premium to the principal amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at the principal amount or a discount to the principal amount. In addition, the impact of the threshold level and the cap level on the return on your investment will depend upon the price you pay for your notes relative to the principal amount. For example, if you purchase your notes at a premium to the principal amount, the cap level will permit only a lower percentage increase in your investment in the notes than would have been the case for notes purchased at the principal amount or a discount to the principal amount. Similarly, the threshold level, while still providing an increase in the return on the notes if the final basket level is greater than or equal to the threshold level but less than the cap level, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at the principal amount or a discount to the principal amount.

Correlation (or Lack of Correlation) of the Basket Underliers

The notes are linked to a weighted basket consisting of the MSCI EAFE® Index and the iShares MSCI® Emerging Markets Index Fund. Price movements and performances in the basket underliers may or may not be correlated with each other. At a time when the value of one of the basket underliers increases, the value of the other basket underlier may not increase as much or may even decline. Therefore, in calculating the final basket level, increases in the value of one of the basket underliers may be moderated, or more than offset, by the lesser increases or declines in the value of the other basket underlier. In addition, high correlation of movements in the basket underliers during periods of negative returns among the basket underliers could have an adverse effect on the payment at maturity on the notes. There can be no assurance that the final basket level will be higher than the initial basket level.

No Interest or Dividend Payments or Voting Rights

As a holder of the notes, you will not receive interest payments. As a result, even if the amount payable for your notes on the stated maturity date exceeds the principal amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-basket-linked debt security of comparable maturity that bears interest at a prevailing market rate. In addition, as a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the underlier stocks, the shares of the iShares® MSCI Emerging Markets Index Fund or the equity securities included in the MSCI Emerging Markets Index would have.

The Notes Are Subject to Currency Exchange Risk

Because the prices of the underlier stocks are converted into U.S. dollars for purposes of calculating the level of the MSCI EAFE® Index and the net asset value of the iShares® MSCI Emerging Markets Index Fund, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the underlier stocks trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of the underlier stocks denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the closing level of the basket underliers will be adversely affected and the payment at maturity, if any, may be reduced. Of particular importance to potential currency exchange risk are:

•         existing and expected rates of inflation;

•         existing and expected interest rate levels;

PS-15

•         the balance of payments;

•         political, civil or military unrest in the issuing countries of those currencies and the United States; and

•         the extent of government surpluses or deficits in issuing countries of those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of issuing countries of those currencies and the United States and other countries important to international trade and finance.

The Notes Are Subject to Risks Associated with Securities Issued by Non-U.S. Companies

The underlier stocks have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

There Are Risks Associated With the iShares® MSCI Emerging Markets Index Fund

Although the iShares® MSCI Emerging Markets Index Fund’s shares are listed for trading on NYSE Arca and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the iShares® MSCI Emerging Markets Index Fund or that there will be liquidity in the trading market. The iShares® MSCI Emerging Markets Index Fund is subject to management risk, which is the risk that the investment strategies of the iShares® MSCI Emerging Markets Index Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the iShares® MSCI Emerging Markets Index Fund, and consequently, the value of the notes.

There Are Differences Between the iShares® MSCI Emerging Markets Index Fund and the MSCI Emerging Markets Index

The iShares® MSCI Emerging Markets Index Fund does not fully replicate the MSCI Emerging Markets Index and may hold securities not included in the MSCI Emerging Markets Index. In addition, its performance will reflect additional transaction costs and fees that are not included in the calculation of the MSCI Emerging Markets Index. All of these factors may lead to a lack of correlation between the iShares® MSCI Emerging Markets Index Fund and the MSCI Emerging Markets Index. In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the iShares® MSCI Emerging Markets Index Fund and the MSCI Emerging Markets Index. Finally, because the shares of the iShares® MSCI Emerging Markets Index Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the iShares® MSCI Emerging Markets Index Fund may differ from the net asset value per share of the iShares® MSCI Emerging Markets Index Fund. For all of the foregoing reasons, the performance of the iShares® MSCI Emerging Markets Index Fund may not correlate with the performance of the MSCI Emerging Markets Index.

The Notes Are Subject to Risks Associated with Emerging Markets

The equity securities underlying the iShares® MSCI Emerging Markets Index Fund have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on

PS-16

foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Any of the foregoing could adversely affect the market value of shares of the iShares® MSCI Emerging Markets Index Fund and the notes.

Lack of Liquidity

The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

The Anti-Dilution Protection for the iShares® MSCI Emerging Markets Index Fund Is Limited

The calculation agent will make adjustments to the share adjustment factor for certain events affecting the shares of the iShares® MSCI Emerging Markets Index Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the iShares® MSCI Emerging Markets Index Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

Many Economic and Market Factors Will Impact the Value of the Notes

In addition to the closing levels of the basket underliers on any day, the value of the notes will be impacted by a number of economic and market factors that may either offset or magnify each other, including:

•         the actual and expected volatility of the basket underliers;

•         the time to maturity of the notes;

•         the dividend rates on the underlier stocks;

•         interest and yield rates in the market generally;

•         changes in correlation between the closing levels of the basket underliers;

•         a variety of economic, financial, political, regulatory and judicial events;

•         the exchange rate and the volatility of the exchange rates between the U.S. dollar and the currencies in which the underlier stocks are traded and the correlation between those rates and the closing levels of the basket underliers;

•         the occurrence of certain events to the iShares® MSCI Emerging Markets Index Fund that may or may not require an adjustment to the share adjustment factor; and

•         our creditworthiness, including actual or anticipated downgrades in our credit ratings.

These factors may influence the market value of your notes if you sell your notes prior to maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the principal amount of your notes. You cannot predict the future performance of the basket underliers based on their historical performance.

PS-17

The Tax Consequences of an Investment in the Notes Are Unclear

There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the IRS regarding the notes. The IRS might not accept, and a court might not uphold, the treatment of the notes described in “Key Terms—Tax treatment” in this pricing supplement and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. If the IRS were successful in asserting an alternative treatment for the notes, the timing and character of any income or loss on the notes could differ materially and adversely from our description herein.

Even if the treatment of the notes is respected, the IRS may assert that the notes constitute in whole or in part “constructive ownership transactions” within the meaning of Section 1260 of the Code. If and to the extent that section applied, gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and an interest charge would apply as if that income had accrued for tax purposes at a constant yield over the notes’ term. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes or, if so, how they would apply.

In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by the notice described above.

Non-U.S. Holders - Additional Tax Consideration

Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or “deemed paid” after December 31, 2013 under certain financial instruments, if certain other conditions are met. While significant aspects of the application of these proposed regulations to the notes are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations. If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld.

PS-18

THE Basket and the Basket Underliers

The Basket

The basket is composed of two basket underliers with the following initial weights within the basket: the MSCI EAFE® Index (60.00%) and the iShares® MSCI Emerging Markets Index Fund (40.00%).

The MSCI EAFE® Index

The MSCI EAFE® Index is a free float-adjusted market capitalization index intended to measure the equity market performance of certain developed markets. The MSCI EAFE® Index is calculated daily in U.S. dollars and published in real time every 15 seconds during market trading hours. As of November 1, 2012, the MSCI EAFE® Index consisted of 22 developed market country indices.

MSCI EAFE® Index

Index Stock Weighting by Country

as of November 8, 2012

Country:	Percentage (%)*
Australia	9.17%
Austria	0.28%
Belgium	1.13%
Denmark	1.13%
Finland	0.76%
France	9.27%
Germany	8.53%
Greece	0.06%
Hong Kong	3.22%
Ireland	0.26%
Israel	0.61%
Italy	2.20%
Japan	19.65%
Netherlands	2.52%
New Zealand	0.13%
Norway	0.96%
Portugal	0.17%
Singapore	1.87%
Spain	2.83%
Sweden	3.15%
Switzerland	8.88%
United Kingdom	23.21%

* Information provided by MSCI. Percentages may not sum to 100% due to rounding.

PS-19

MSCI EAFE® Index

Index Stock Weighting by Sector

as of November 8, 2012

Percentage (%)*
Consumer Discretionary	10.19%
Consumer Staples	11.99%
Energy	8.07%
Financials	24.18%
Health Care	10.07%
Industrials	12.47%
Information Technology	4.29%
Materials	9.72%
Telecommunication Services	5.09%
Utilities	3.94%

* Information provided by MSCI. Percentages may not sum to 100% due to rounding.

** Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

The above information supplements the description of the MSCI EAFE® Index found in the accompanying underlying supplement. For more details about the MSCI EAFE® Index, the MSCI EAFE® Index sponsor and license agreement between the MSCI EAFE® Index sponsor and the issuer, see “Equity Index Descriptions — The MSCI Indices” on page US-41 of the accompanying underlying supplement no. 1-I.

The iShares® MSCI Emerging Markets Index Fund

The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund of iShares, Inc., a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is a free-float adjusted market capitalization index that is designed to measure equity market performance of global emerging markets.

iShares® MSCI Emerging Markets Index Fund Stock Weighting by Country

as of November 8, 2012

Country:	Percentage (%)*
Brazil	12.48%
China	17.96%
India	6.82%
Russia	5.77%
South Korea	15.14%
Malaysia	3.71%
Mexico	5.02%
South Africa	7.78%
Taiwan	10.65%
Other	11.89%

* Percentages may not sum to 100% due to rounding.

PS-20

iShares® MSCI Emerging Markets Index Fund Stock Weighting by Sector

as of November 8, 2012

Percentage (%)*
Consumer Discretionary	8.07%
Consumer Staples	8.80%
Energy	12.76%
Financials	25.03%
Health Care	1.30%
Industrials	6.76%
Information Technology	13.86%
Materials	11.61%
Telecommunication Services	7.99%
Utilities	3.52%
Other	0.31%

* Percentages may not sum to 100% due to rounding.

**A list of constituent stocks can be found at http://us.iShares.com/product_info/fund/overview/EEM.htm. Information contained in iShares’ website is not incorporated by reference in, and should not be considered a part of, this underlying supplement or any relevant terms supplement. We make no representation or warranty as to the accuracy or completeness of information contained on iShares’ website.

The above information supplements the description of the iShares® MSCI Emerging Markets Index Fund found in the accompanying underlying supplement. For more details about the iShares® MSCI Emerging Markets Index Fund and the iShares® MSCI Emerging Markets Index Fund, see “Fund Descriptions — The iShares® MSCI Emerging Markets Index Fund” on page US-122 of the accompanying underlying supplement no. 1-I.

Historical High, Low and Closing Levels of the Basket Underliers

The respective closing levels of the basket underliers have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the basket underliers during any period shown below is not an indication that the basket underliers are more or less likely to increase or decrease at any time during the term of your notes.

You should not take the historical levels of the basket or the basket underliers as an indication of the future performance of the basket or the basket underliers, respectively. We cannot give you any assurance that the future performance of the basket, basket underliers or the underlier stocks will result in a return of any of your initial investment on the stated maturity date. In light of the increased volatility currently being experienced by the global securities markets, and recent market declines, it may be substantially more likely that you could lose all or a substantial portion of your investment in the notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the basket or the basket underliers. The actual performance of the basket and the basket underliers over the term of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical levels shown below.

PS-21

Historical Basket Levels

The following graph is based on the basket closing levels for the period from January 1, 2007 through November 8, 2012 assuming that the basket closing level was 100 on January 1, 2007. We derived the basket closing levels based on the method to calculate the basket closing level as described in this pricing supplement and on actual closing levels of the relevant basket underliers on the relevant dates. The basket closing level has been normalized such that its hypothetical level on January 1, 2007 was 100. As noted in this pricing supplement, the base basket level is 100 and the initial basket level will be set at the end of the observation period. The basket closing level can increase or decrease due to changes in the levels of the basket underliers. The graph is for illustrative purposes only.

Basket Performance

PS-22

Quarterly High, Low and Closing Levels of the Basket Underliers

The tables below show the high, low and final closing levels of the MSCI EAFE® Index and the iShares® MSCI Emerging Markets Index Fund for each of the four calendar quarters in 2007, 2008, 2009, 2010 and 2011 and the first, second, third and four calendar quarters of 2012 (through November 8, 2012). We obtained the closing levels listed in the tables beginning on the following page from Bloomberg Financial Services, without independent verification.

The MSCI EAFE® Index

	High	Low	Close
2007
Quarter ended March 31	2,182.60	2,030.00	2,147.51
Quarter ended June 30	2,285.36	2,152.13	2,262.24
Quarter ended September 30	2,335.70	2,039.86	2,300.38
Quarter ended December 31	2,388.74	2,179.99	2,253.36
2008
Quarter ended March 31	2,253.36	1,913.53	2,038.62
Quarter ended June 30	2,206.72	1,957.23	1,967.19
Quarter ended September 30	1,934.39	1,553.15	1,553.15
Quarter ended December 31	1,568.20	1,044.23	1,237.42
2009
Quarter ended March 31	1,281.02	911.39	1,056.23
Quarter ended June 30	1,361.36	1,071.10	1,307.16
Quarter ended September 30	1,580.58	1,251.65	1,552.84
Quarter ended December 31	1,617.99	1,496.75	1,580.77
2010
Quarter ended March 31	1,642.20	1,451.53	1,584.28
Quarter ended June 30	1,636.19	1,305.12	1,348.11
Quarter ended September 30	1,570.36	1,337.85	1,561.01
Quarter ended December 31	1,675.07	1,535.13	1,658.30
2011
Quarter ended March 31	1,758.97	1,597.15	1,702.55
Quarter ended June 30	1,809.61	1,628.03	1,708.08
Quarter ended September 30	1,727.43	1,331.35	1,373.33
Quarter ended December 31	1,560.85	1,310.15	1,412.55
2012
Quarter ended March 31	1,586.11	1,405.10	1,553.46
Quarter ended June 30	1,570.08	1,308.01	1,423.38
Quarter ended September 30	1,569.91	1,363.52	1,510.76
Quarter ending December 31 (through November 8, 2012)	1,563.65	1,503.15	1,503.15

The iShares® MSCI Emerging Markets Index Fund

	High	Low	Close
2007
Quarter ended March 31	$39.53	$35.03	$38.75
Quarter ended June 30	$44.42	$39.13	$43.82
Quarter ended September 30	$50.11	$39.50	$49.78
Quarter ended December 31	$55.64	$47.27	$50.10
2008
Quarter ended March 31	$50.37	$42.17	$44.79

PS-23

Quarter ended June 30	$51.70	$44.43	$45.19
Quarter ended September 30	$44.43	$31.33	$34.53
Quarter ended December 31	$33.90	$18.22	$24.97
2009
Quarter ended March 31	$27.09	$19.94	$24.81
Quarter ended June 30	$34.64	$25.65	$32.23
Quarter ended September 30	$39.29	$30.75	$38.91
Quarter ended December 31	$42.07	$37.56	$41.50
2010
Quarter ended March 31	$43.22	$36.83	$42.12
Quarter ended June 30	$43.98	$36.16	$37.32
Quarter ended September 30	$44.77	$37.59	$44.77
Quarter ended December 31	$48.58	$44.77	$47.62
2011
Quarter ended March 31	$48.69	$44.63	$48.69
Quarter ended June 30	$50.21	$45.50	$47.60
Quarter ended September 30	$48.46	$34.95	$35.07
Quarter ended December 31	$42.80	$34.36	$37.94
2012
Quarter ended March 31	$44.76	$38.23	$42.94
Quarter ended June 30	$43.54	$36.68	$39.19
Quarter ended September 30	$42.37	$37.42	$41.32
Quarter ending December 31 (through November 8, 2012)	$42.29	$40.89	$40.89

PS-24

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this pricing supplement, the accompanying underlying supplement no. 1-I, the accompanying product supplement no. 4-I and the accompanying prospectus supplement and prospectus with respect to the notes offered by this pricing supplement and with respect to JPMorgan Chase & Co. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, together with the accompanying underlying supplement no. 1-I, the accompanying product supplement no. 4-I and the accompanying prospectus supplement and prospectus, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. The information in this pricing supplement, the accompanying underlying supplement no. 1-I, the accompanying product supplement no. 4-I and the accompanying prospectus supplement and prospectus may be accurate only as of the dates of each of these documents, respectively. This pricing supplement, the accompanying underlying supplement no. 1-I, the accompanying product supplement no. 4-I and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

TABLE OF CONTENTS
Pricing Supplement

Product Supplement No. 4-I dated November 14, 2011

Description of Notes	PS-1
Risk Factors	PS-21
Use of Proceeds and Hedging	PS-48
The Components	PS-49
General Terms of Notes	PS-50
Material U.S. Federal Income Tax Consequences	PS-73
Plan of Distribution (Conflicts of Interest)	PS-77
Notice to Investors	PS-79
Benefit Plan Investor Considerations	PS-86

Underlying Supplement No. 1-I dated November 14, 2011

Risk Factors	US-1
Equity Index Descriptions	US-15
The Dow Jones Industrial AverageSM	US-15
The EURO STOXX 50® Index	US-17
The FTSE™ 100 Index	US-21
The Hang Seng China Enterprises Index	US-23
The Hang Seng® Index	US-27
The Korea Stock Price Index 200	US-31
The MDAX® Index	US-35
The MSCI Indices	US-41
The NASDAQ-100 Index®	US-54
The Nikkei 225 Index	US-59
The Russell Indices	US-62
The S&P 500® Index	US-68
The S&P MidCap 400® Index	US-72
The S&P Select Industry Indices	US-77
The Select Sector Indices	US-82
The TOPIX® Index	US-84
Commodity Index Descriptions	US-87
The Dow Jones-UBS Commodity Indices	US-87
The S&P GSCI Indices	US-100
Fund Descriptions	US-109
The Financial Select Sector SPDR® Fund	US-109
The iShares® Barclays 20+ Year Treasury Bond Fund	US-112
The iShares® Dow Jones Real Estate Index Fund	US-115
The iShares® MSCI Brazil Index Fund	US-119
The iShares® MSCI Emerging Markets Index Fund	US-122
The iShares® MSCI EAFE Index Fund	US-125
The iShares® Russell 2000 Index Fund	US-128
The Market Vectors Gold Miners ETF	US-131
The Market Vectors Junior Gold Miners ETF	US-135
The SPDR® Gold Trust	US-145
The SPDR® S&P 500® ETF Trust	US-148
The SPDR® S&P® Homebuilders ETF	US-151
The SPDR® S&P® Metals & Mining ETF	US-154
The Technology Select Sector SPDR® Fund	US-158
The United States Oil Fund, LP	US-161

Prospectus Supplement dated November 14, 2011

About This Prospectus Supplement	S-1
Foreign Currency Risks	S-2
Description of Notes	S-4
Description of Warrants	S-21
Description of Units	S-24

United States Federal Taxation	S-26
Plan of Distribution (Conflicts of Interest)	S-27

Prospectus dated November 14, 2011

Where You Can Find Information	1
JPMorgan Chase & Co.	2
Consolidated Ratios of Earnings to Fixed Charges	3
Use of Proceeds	3
Important Factors That May Affect Future Results	4
Description of Debt Securities	6
Description of Warrants	12
Description of Units	15
Description of Purchase Contracts	17
Forms of Securities	19
Plan of Distribution (Conflicts of Interest).	23
Independent Registered Public Accounting Firm	25
Legal Matters	26
Benefit Plan Investor Considerations	26

$

JPMorgan Chase & Co.

Capped Leveraged Buffered Basket-Linked Notes due 2015

(Linked to a Weighted Basket Composed of MSCI EAFE® Index and the iShares MSCI® Emerging Markets Index Fund)

Medium-Term Notes, Series E